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                                                                  EXHIBIT 99.h.4

                    [FORM OF] AFTER-MARKET SERVICES AGREEMENT


                                                       August __, 2003

CITIGROUP GLOBAL MARKETS INC.
[OTHER UNDERWRITERS]

c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

     Reference is made to the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), by and among Franklin Templeton Limited Duration Income Trust (the "Trust"), Franklin Advisers, Inc. (the "Adviser") and each of the Underwriters named therein, with respect to the issue and sale of the Trust's Common Shares, as described therein. Reference is also made to (i) the Investment Management Agreement (the "Investment Management Agreement") between the Adviser and the Trust and (ii) the registration statement on Form N-2 with respect to the Common Shares of the Trust (the "Registration Statement"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Underwriting Agreement.

     1. AGREEMENT. The Adviser hereby confirms its agreement with each of Citigroup Global Markets Inc. and [the other underwriters listed in Schedule I] (collectively, the "Primary Underwriters") with respect to the service fees referred to in the "Underwriting" section of the Registration Statement, payable by the Adviser to the Primary Underwriters. The Adviser agrees to pay to the Primary Underwriters a fee (collectively, the "Service Fees") at an aggregate rate of 0.15% per annum of the Trust's Managed Assets (as defined in Section 3(b) hereof); provided, however, that such payments shall not, in the aggregate, exceed the "Maximum Service Fees Amount" (as defined in Section 4 hereof). In exchange for the Service Fees, each Primary Underwriter: (a) will provide to the Adviser certain after-market shareholder support services on an ongoing basis designed to maintain the visibility of the Trust in the investor community, including but not limited to services such as making available public information pertaining to the Trust (such as market price, net asset value, yield and other information if reasonably obtainable) and to communicate to investors and prospective investors the Trust's features and benefits (including periodic seminars or conference calls, responses to questions from current or prospective shareholders and shareholder contact where appropriate); (b) on a periodic basis or at the request of the Adviser or the Trust, will provide relevant statistical, financial, comparative or other information, studies or reports regarding the Trust and other closed-end management investment companies, and the closed-end investment company industry (including but not limited to comparisons of the market performance and net asset values of similar investment companies); and (c) will provide information to and consult with the Adviser with respect to applicable strategies designed to address market value discounts of the Trust, if any (which may

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include share repurchases, tender offers, modifications to dividend policies or capital structure, repositioning or restructuring of the Trust, conversion of the Trust to an open-end investment, liquidation or merger; including providing information concerning the use and impact of the above strategic alternatives by other market participants).

     2. PRO RATA PERCENTAGE. Each Primary Underwriter shall be assigned a "Pro Rata Percentage" based on the number of Common Shares sold by such Primary Underwriter in the Fund's initial public offering and calculated in the manner listed on Schedule I hereto.

     3. PAYMENT OF SERVICE FEES. (a) The Adviser shall pay the Service Fees, payable in arrears at the end of each calendar quarter, as follows: to each Primary Underwriter, Service Fees in an amount equal to such Primary Underwriter's Pro Rata Percentage multiplied by 0.0375% of the Trust's Managed Assets for such quarter; provided, however, that in the event that, at any time after the fifth anniversary of the Closing Date, the contractual advisory fee rate payable by the Trust to the Adviser or such successor or affiliate under the Investment Management Agreement is reduced below an annual rate of 0.50% of the Trust's Managed Assets, the fee payable by the Adviser to such Primary Underwriter shall be reduced in proportion to, and for the period of, such reduction of the advisory fee, and this After-Market Services Agreement shall be deemed to be amended automatically to reflect the same.

     (b) For the purposes of this After-Market Services Agreement, "Managed Assets" means the average daily value of the total assets of the Trust (including any assets attributable to leverage) minus the sum of accrued liabilities (other than debt representing financial leverage).

     (c) All Service Fees payable hereunder shall be paid to each Primary Underwriter by wire transfer of immediately available funds within 30 days following the end of each calendar quarter to a bank account designated by such Primary Underwriter. At the time of each payment of the Service Fees hereunder, the Adviser shall deliver to each Primary Underwriter receiving an installment of the Service Fees a statement indicating the amount of Managed Assets on which such payment was based.

     (d) The initial payments of the Service Fees hereunder shall be with respect to the calendar quarter ending September 30, 2003, pro-rated in respect of the period from the Closing Date to September 30, 2003. In the event that this After-Market Services Agreement terminates prior to the end of a calendar quarter, the Service Fees required to be paid hereunder shall be due and payable within 30 days following the termination hereof and shall be pro-rated in respect of the period prior to such termination. Notwithstanding the foregoing, if any payment hereunder would otherwise fall on a day which is not a business day, it shall be due on the next day that is a business day. All Service Fees payable hereunder shall be in addition to any fees paid by the Adviser pursuant to the Underwriting Agreement.

     (e) The Adviser shall be permitted to terminate this agreement at any time upon making a prepayment to the Primary Underwriters of amounts otherwise payable hereunder. The amount of any such prepayment will be determined by mutual agreement of the Adviser and the Primary Underwriters.

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     (f)  Each Primary Underwriter agrees that it shall promptly notify the
Adviser in writing if it learns of any material inaccuracy or misstatement in, or material omission from, any written information provided by such Primary Underwriter to the Adviser in connection with the performance of services by such Primary Underwriter under this Agreement. Each Primary Underwriter agrees that in performing its services under this Agreement, it shall comply with all applicable laws, rules and regulations.

     4. MAXIMUM SERVICE FEES AMOUNT. The "Maximum Service Fees Amount" payable by the Adviser hereunder shall be four and one-half percent (4.5%) of the aggregate initial public offering price for the Common Shares purchased pursuant to the Underwriting Agreement (including all Firm Securities and Option Securities), minus the amount payable by the Trust to the Underwriters pursuant to Section ___ of the Underwriting Agreement for partial reimbursement of certain Underwriter expenses.

     5. TERM. This After-Market Services Agreement shall terminate on the earliest to occur of (a) the payment by the Adviser hereunder of the Maximum Service Fees Amount, (b) the prepayment by the Adviser of an agreed upon amount in accordance with Section 3(e) hereof, (c) the dissolution and winding up of the Trust and (d) the date on which the Investment Management Agreement or other advisory agreement between that Trust and the Adviser or any successor in interest to the Adviser, including but not limited to an affiliate of the Adviser, shall terminate.

     6. NOT AN INVESTMENT ADVISER. The Adviser acknowledges that the Primary Underwriters are not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Trust's portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of any Primary Underwriter, and the Primary Underwriters are not hereby agreeing, to:
(i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services.

     7. NOT EXCLUSIVE. Nothing herein shall be construed as prohibiting any Primary Underwriter or its respective affiliates from acting as an underwriter for any other persons (including other registered investment companies or other investment advisers).

     8. ASSIGNMENT. This After-Market Services Agreement may not be assigned by any party without the prior written consent of each other party.

     9. AMENDMENT; WAIVER. No provision of this After-Market Services Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.

     10. GOVERNING LAW. This After-Market Services Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     11. COUNTERPARTS. This After-Market Services Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this After-

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Market Services Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

     12. NOTICE. Notice given pursuant to any provision of this Agreement shall be in writing and shall be delivered (a) if to the Adviser, c/o Franklin Advisers, Inc., One Franklin Parkway, San Mateo, California 94403-1906,
Attention: General Counsel; or (b) if to Citigroup Global Markets Inc., as representative of the Primary Underwriters, at Citigroup Capital Markets Inc., 390 Greenwich Street, New York, New York 10013, Attention: Equity Syndicate Desk.

     This Agreement shall be effective as of the date first written above.


                                  [END OF TEXT]

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                                         FRANKLIN ADVISERS, INC.


                                         By:
                                            ---------------------
                                         Name:
                                         Title:

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Agreed and Accepted:


CITIGROUP GLOBAL MARKETS INC.


By:
     -----------------------------
     Authorized Signatory


[OTHER UNDERWRITER]


By:
     -----------------------------
     Authorized Signatory


[OTHER UNDERWRITER]


By:
     -----------------------------
     Authorized Signatory


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                                   Schedule I

For each Primary Underwriter, the "Pro Rata Percentage" shall be the total number of shares sold by such Primary Underwriter divided by the total number of shares issued by the Trust in the initial public offering (including the amount of shares sold pursuant to an over-allotment option).

To qualify as a Primary Underwriter, an underwriter must have sold at least ___% (the "Minimum Sale Rate") of the total number of shares issued by the Trust in the initial public offering. The Minimum Sale Rate may be adjusted downward by the mutual written consent of the Adviser and Citigroup Capital Markets Inc.

                                                               PRO RATA
NAME OF PRIMARY UNDERWRITER                                    PERCENTAGE
---------------------------                                    ----------
Citigroup Global Markets Inc.

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